Exhibit 15.2
Buenos Aires, June 30, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Ternium S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16.F of Form 20-F, as part of the Form 20- F of Ternium S.A. dated June 30, 2011. We agree with the statements concerning our Firm in such Form 20-F.
Very truly yours,
PRICE WATERHOUSE & CO. S.R.L.
By /s/ Daniel A. López Lado
Daniel A. López Lado (Partner)

Price Waterhouse & Co. S.R.L., Bouchard 557, piso 8°, C1106ABG — Ciudad de Buenos Aires
T: +(54.11) 4850.0000, F: +(54.11) 4850.1800, www.pwc.com/ar
© 2011 In Argentina, the member firms of the global network of PricewaterhouseCoopers International Limited are Price Waterhouse & Co. S.R.L, Price Waterhouse & Co. Asesores de Empresas S.R.L. and PricewaterhouseCoopers Jurídico Fiscal S.R.L, each of which, either separately or jointly, are identified as PwC Argentina.